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                                                                    EXHIBIT 99.2


ATLANTA, GA/TORONTO, Feb. 5/PRNewswire/ - IVI Checkmate Corp. (Nasdaq: CMIV) (TSD: IVC/IVI) today confirmed that its Board of Directors is currently in discussion with Ingenico S.A. of Paris, France that would result in the purchase of a majority of IVI Checkmate common stock by Ingenico. However, as of this date, neither IVI Checkmate's Board of Directors nor the Board's Special Committee has approved or recommended any transaction with Ingenico, which would be subject to several contingencies including final agreement on purchase price and other matters.

About IVI Checkmate

IVI Checkmate is a major electronic transaction solutions provider in North America. The Company designs, develops, and markets innovative payment and value-added solutions that optimize transaction management at the point-of-service in the retail, financial, travel & entertainment, healthcare, and transportation industries. IVI Checkmate's software, hardware, and professional services minimize transaction costs, reduce operational complexity, and improve profitability for its customers in the U.S., Canada and Latin America. For more information on IVI Checkmate, visit the company's web site at www.ivicheckmate.com.

CONTACTS

L. Barry Thomson
President & CEO
IVI Checkmate Corp.
(770) 594-6000

John J. Neubert
CFO/Executive Vice President
IVI Checkmate Corp.
(770) 594-6000


This press release contains forward-looking statements subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. Management cautions that these statements represent projections and estimates of future performance and involve certain risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors including, without limitation, rapid and significant technological developments that could delay the introduction of improvements in existing products or of new products; the Company's dependence on its limited suppliers and manufacturers of component parts of its products; the Company's dependence on its proprietary technologies (which may be independently developed by competitors); the Company's dependence on a small number of large retail customers; the potential fluctuation in financial results as a result of the Company's inability to make sales to large customers as well as the volume and timing of bookings received during a quarter and variations in sales mix; competition from existing companies as well as new market entrants; the Company's dependence on key personnel; and other factors that are contained in documents that the Company files with the U.S. Securities and Exchange Commission.